                                                                  Exhibit 23.2

                              CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to incorporation by reference in the Registration Statement on Form S-3 of PC Quote, Inc. of our report dated March 7, 1997, which includes an emphasis paragraph relating to an uncertainty as to the Company's abiilty to continue as a going concern, relating to the balance sheet of PC Quote, Inc. as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flow for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1996, Annual Reprot on Form 10-K of PC Quote, Inc. and to the reference of our firm under the heading "Experts" in the Registration Statement.


                                      /s/ McGladrey & Pullen, LLP

April 8, 1998
Schaumburg, Illinois